Exhibit 99.2

Filed under Rule 425

under the Securities Act of 1933, as amended

and deemed filed under Rule 14a-12

of the Securities Exchange Act of 1934, as amended

Filing by: Tuscan Holdings Corp. II

Subject Company: Tuscan Holdings Corp. II

File No. 001-38970

SURF AIR MOBILITY SIGNS DEFINITIVE AGREEMENT TO MERGE WITH

SOUTHERN AIRWAYS CORPORATION

Southern Airways Express will help to accelerate the commercialization of hybrid-electric aircraft and to establish Surf Air Mobility as the leading regional air platform

LOS ANGELES — May 18, 2022 — Surf Air Mobility, a company working to accelerate the adoption of green aviation, announces today that it has entered into a definitive agreement, subject to closing conditions and regulatory approval, which will result in a merger with Southern Airways Corporation, parent company of one of America’s largest commuter airlines. Southern Airways serves 39 cities across the Mid-Atlantic, Gulf South, Rocky Mountains, West Coast, New England, Hawaii, and soon the Far Pacific. The merger will establish the Company as the country’s leading air mobility platform with scheduled routes and on-demand charter flights operated by Southern and other third-party operators.

The definitive agreement coincides with Surf Air Mobility’s announcement today that it plans to go public through a merger with Tuscan Holdings Corp. II, subject to the satisfaction or waiver of certain closing conditions.

The merger with Southern Airways, along with its affiliated brand, Mokulele Airlines, will enable the combined companies to create a national air travel platform and to accelerate efforts to commercialize hybrid electric aircraft. The ability to serve more consumers through the integration with Southern, the largest passenger operator of Cessna Caravans in North America, provides Surf Air with a powerful foundation to introduce its proprietary electrified powertrain technology to the market.

Surf Air Mobility intends to upgrade Southern’s current fleet of nearly 40 Cessna Grand Caravans to hybrid electric aircraft using technology developed along with magniX and AeroTEC, two pioneers and market leaders in aviation innovation and electrification. Cessna Grand Caravans are the most prolific aircraft in their category, with over 2,800 delivered.

“Southern Airways sees the regional routes between 50 and 500 miles that we’re currently flying as the quickest, most practical solution for bringing electric air travel to market. We’re excited to be a part of Surf Air Mobility’s mission to electrify aviation and to bring sustainable innovation to market faster,” said Stan Little, Chairman and CEO of Southern Airways, who will continue to run the airline post-merger and will serve as president of Surf Air Mobility.

“The addition of Southern Airways will allow us to more rapidly bring green flying solutions to real flyers,” said Carl Albert, Chairman of Surf Air Mobility. “Southern’s fleet of Cessna Caravans will be the foundation for the next generation of aircraft as we upgrade the fleet to hybrid electric powertrains. Our first generation of electrified aircraft will meaningfully decarbonize aviation and help alleviate the environmental impact of flying by targeting emission reductions by as much as 25 percent versus conventional propulsion systems.”

About Surf Air Mobility

Surf Air Mobility is a Los Angeles-based electric aviation and air travel company reinventing flying through the power of electrification. The company will bring electrified aircraft to market at scale in order to substantially reduce the cost and environmental impact of flying. The management team has deep experience and expertise across aviation, electrification, and consumer technology. Surf Air Mobility is the parent company of Surf Air Inc, and has entered into a definitive agreement to merge with Southern Airways Corporation. For more information, visit: https://surfair.com.

About Southern Airways Corporation

Founded in 2013, Southern Airways Express is one of the largest commuter airlines in the United States. Operating a fleet of Cessna Caravans and King Air Super 200s, among other fleet types, Southern and its Hawaiian subsidiary, Mokulele Airlines, serve 39 cities with more than 240 peak-day departures from hubs at Dallas/Ft. Worth, Denver, Honolulu, Kahului, Los Angeles, Memphis, Nantucket, Phoenix, Pittsburgh, and Washington-Dulles. In Hawai’i, Mokulele serves more airports with more flights than any other airline. Southern has interline agreements with American Airlines, United Airlines, and Alaska Airlines. For more information, visit www.iFlySouthern.com.

Contacts

Media

press@surfair.com

Investors

investors@surfair.com

Additional Information and Where to Find It

THCA intends to file with the Securities Exchange Commission (the “SEC”) a registration statement on Form S-4 with a proxy statement containing information about the proposed transaction and the respective businesses of SAM and THCA. THCA will mail a final prospectus and definitive proxy statement and other relevant documents after the SEC completes its review. THCA shareholders are urged to read the preliminary prospectus and proxy statement and any amendments thereto and the final prospectus and definitive proxy statement in connection with the solicitation of proxies for the special meeting to be held to approve the proposed transaction, because these documents will contain important information about the THCA, SAM, and the proposed transaction. The final prospectus and definitive proxy statement will be mailed to stockholders of the THCA as of a record date to be established for voting on the proposed transaction. THCA shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about the THCA, without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330. Copies of the proxy statement and the THCA’s other filings with the SEC can also be obtained, without charge, by directing a request to: stephen@tuscanholdings.com. Additionally, all documents filed with the SEC can be found on THCA’s website, tuscan-holdings.com. The information contained in, or that can be accessed through, THCA’s or SAM’s website is not incorporated by reference in, and is not part of, this press release.

Participants in the Solicitation

SAM and THCA and their respective directors and officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed business combination. THCA stockholders and other interested persons may obtain, without charge, more detailed information regarding directors and officers of THCA in the SPAC’s Form S-1 filed with the SEC relating to its initial public offering, which was declared effective on July 11, 2019 and in the proxy statement/prospectus relating to this transaction once filed. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies from THCA’s shareholders in connection with the proposed business combination will be included in the definitive proxy statement/prospectus SPAC intends to file with the SEC.

No Offer or Solicitation

This press release does not constitute (i) a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination between SAM and THCA, or (ii) an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of the U.S. Securities Act.